UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

C.R. Bard, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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C. R. BARD, INC.
730 Central Avenue
Murray Hill, New Jersey 07974
March 18, 2005
Dear Shareholder:
      Your Board of Directors joins me in extending an invitation to attend the 2005 Annual Meeting of Shareholders which will be held on Wednesday, April 20, 2005, at Dolce Hamilton Park, 175 Park Avenue, Florham Park, New Jersey. The meeting will start promptly at 10:00 a.m.
      We sincerely hope you will be able to attend and participate in the meeting. We will be acting on the items set forth in the accompanying Notice and Proxy Statement and will report on the Company’s progress.
      If you plan to attend the meeting and are a shareholder of record, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each shareholder of record. If your shares are not registered in your name, please advise the shareholder(s) of record (your bank, broker, etc.) that you wish to attend. That firm must provide you with evidence of your ownership, which will enable you to gain admission to the meeting.
      Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As a shareholder of record, you can vote your shares by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark your vote on the proxy card, sign and date it and mail it in the envelope provided.

Sincerely,

TIMOTHY M. RING
Chairman and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS April 20, 2005

C. R. BARD, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 20, 2005

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of C. R. Bard, Inc. will be held on Wednesday, April 20, 2005, at Dolce Hamilton Park, 175 Park Avenue, Florham Park, New Jersey, at 10:00 a.m. for the following purposes:
      1.     To elect three Class III directors for a term of three years;
      2.     To ratify the appointment of KPMG LLP as independent auditors for the year 2005;
      3.     To consider and vote upon a shareholder proposal relating to a workplace code of conduct based on International Labor Organization conventions; and
      4.     To transact such other business as may properly come before the meeting and any adjournments thereof.
      Only shareholders of record at the close of business on February 28, 2005, are entitled to notice of and to vote at the meeting.
      Copies of the Annual Report to Shareholders and Form 10-K of C. R. Bard, Inc. for 2004 are enclosed with this Notice, the attached Proxy Statement and the accompanying proxy card.
      All shareholders are urged to attend the meeting in person or by proxy. Shareholders who do not expect to attend the meeting are requested to vote either: (i) by telephone as directed on the enclosed proxy card; (ii) over the Internet as directed on the enclosed proxy card; or (iii) by completing, signing and dating the enclosed proxy card and returning it promptly in the self-addressed envelope provided.

By order of the Board of Directors

JUDITH A. REINSDORF
Secretary
March 18, 2005
NO MATTER HOW MANY SHARES YOU OWNED
ON THE RECORD DATE, YOUR VOTE IS IMPORTANT.

          PLEASE INDICATE YOUR VOTING INSTRUCTIONS EITHER: (i) BY TELEPHONE AS DIRECTED ON THE ENCLOSED PROXY CARD; (ii) OVER THE INTERNET AS DIRECTED ON THE ENCLOSED PROXY CARD; OR (iii) ON THE ENCLOSED PROXY CARD BY SIGNING, DATING AND RETURNING IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PHONING IN YOUR VOTE, VOTING OVER THE INTERNET OR MAILING YOUR PROXY CARD PROMPTLY.

C. R. BARD, INC.
730 Central Avenue
Murray Hill, New Jersey 07974

PROXY STATEMENT

General
      The accompanying proxy is solicited on behalf of the Board of Directors of C. R. Bard, Inc. (the “Company”) for use at the 2005 Annual Meeting of Shareholders (“Annual Meeting”) referred to in the foregoing notice and at any adjournment thereof. It is expected that this Proxy Statement and the accompanying proxy card or voting instruction card will be mailed commencing March 18, 2005, to each shareholder entitled to vote.
      Shares represented by proxies, if such proxies are properly given and not revoked, will be voted in accordance with the specifications given or, if no specifications are given, will be voted FOR the election of all nominees named herein as directors, FOR Proposal No. 2, AGAINST Proposal No. 3 and in accordance with the discretion of the named attorneys and proxies on any other business which may properly come before the meeting. Any proxy may be revoked at any time before it is exercised by notice in writing delivered to the Secretary of the Company.
      Under New Jersey law and the Company’s By-Laws, the presence in person or by proxy of the holders of a majority of the shares of Common Stock of the Company (“Common Stock”) issued and outstanding and entitled to vote at the Annual Meeting constitutes a quorum. Directors are elected by a plurality of the votes cast at the Annual Meeting. The approval of Proposals No. 2 and No. 3 requires the affirmative vote of a majority of the votes cast on each proposal.
      Votes cast at the Annual Meeting will be tabulated by the Company’s transfer agent. Votes withheld for the election of directors have no impact on the election of directors. Abstentions and broker non-votes are counted as shares present at the Annual Meeting for purposes of determining a quorum. Abstentions and broker non-votes are not included in the determination of the shares voted and, therefore, will have no effect on Proposal No. 2 or Proposal No. 3.
      Participants in the Company’s 401(k) plan may direct the plan trustee how to vote the shares allocated to their accounts. The 401(k) plan provides that the trustee will vote any unvoted shares in the same proportion as the shares voted by the plan’s participants.
      On February 28, 2005, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, the outstanding voting securities of the Company consisted of 105,505,511 shares of Common Stock. Each share is entitled to one vote.
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
      There are currently nine members of the Board of Directors, divided into three classes. Class I consists of Marc C. Breslawsky, Herbert L. Henkel and Timothy M. Ring, whose terms expire in 2006. Class II consists of Theodore E. Martin, Anthony Welters and Tony L. White, whose terms expire in 2007. Class III consists of T. Kevin Dunnigan, William H. Longfield and Gail K. Naughton, whose terms expire at this Annual Meeting.
      Mr. Dunnigan is being nominated for re-election by the shareholders at the Annual Meeting. Mr. Longfield will be retiring from the Board of Directors as of the date of the Annual Meeting. Dr. Naughton, who was elected as a director by the Board of Directors in September 2004, is being nominated for election by the shareholders at the Annual Meeting. John H. Weiland has been nominated for election by the shareholders at the Annual Meeting to fill the vacancy created by Mr. Longfield’s retirement. Upon election by the shareholders, directors serve for a three-year term and until their successors are elected and qualified. Votes pursuant to the accompanying proxy will be cast, unless otherwise indicated on the proxy, for the election of the three nominees named below. In the event that any nominee shall be unable to serve as a director, it is intended that the proxy solicited hereby will be voted for such other person or persons as may be nominated by the Board of Directors. Management has no reason to believe that any nominee will be unable to serve.

      Set forth below are the names, principal occupations and ages of the three nominees for election as directors and of the other current directors, as well as information relating to other positions held by them with the Company and other companies. The information set forth below as to principal occupation is for at least the last five years. There are no family relationships among or between any of the directors and nominees.
Nominee for Re-election as a Class III Director
(Term to Expire in 2008)

T. Kevin Dunnigan

Chairman of Thomas & Betts Corporation (electrical connectors and components) since January 2004, having been a director since 1975 and having been Chairman, President and Chief Executive Officer from October 2000 to January 2004, Chairman from 1992 to May 2000, Chief Executive Officer from 1985 to 1997 and President from 1980 to 1994; age 67. Mr. Dunnigan has been a director of the Company since 1994 and is a member of the Executive Committee, Audit Committee and Finance Committee. He is also a director of Deere & Company and Imagistics International Inc.
Nominees for Election as Class III Directors
(Terms to Expire in 2008)

Gail K. Naughton, Ph.D.

Dean, College of Business Administration, San Diego State University since August 2002, having been Vice Chairman of Advanced Tissue Sciences, Inc. (ATS) (human-based tissue engineering) from March 2002 to October 2002, President from August 2000 to March 2002, President and Chief Operating Officer from 1995 to 2000 and co-founder and director since inception in 1991; age 49. In March 2003, ATS liquidated pursuant to an order of the United States Bankruptcy Court for the Southern District of California, following the filing of a voluntary petition under Chapter 11 in October 2000. Dr. Naughton has been a director of the Company since July 2004 and is a member of the Regulatory Compliance Committee and Science and Technology Committee. She is also a director of SYS Technologies.

John H. Weiland

President and Chief Operating Officer of the Company since August 2003, having been Group President from April 1997 to August 2003 and Group Vice President from March 1996 to April 1997; age 49. Mr. Weiland joined the Company from Dentsply International in March 1996.

Other Directors of the Company
Class I Directors
(Terms Expire in 2006)

Marc C. Breslawsky

Chairman and Chief Executive Officer of Imagistics International Inc. (formerly Pitney Bowes Office Systems) (document imaging solutions) since December 2001, having been President and Chief Operating Officer of Pitney Bowes Inc. from 1996 to 2001, Vice Chairman from 1994 to 1996 and President of Pitney Bowes Office Systems from 1990 to 1994; age 62. Mr. Breslawsky has been a director of the Company since 1996 and is a member of the Audit Committee and Finance Committee. He is also a director of The United Illuminating Company and The Brink’s Company.

Herbert L. Henkel

Chairman, President and Chief Executive Officer of Ingersoll-Rand Company (manufacturer of industrial products and components) since May 2000, having been President and Chief Executive Officer since October 1999 and President and Chief Operating Officer from April to October 1999; President and Chief Operating Officer of Textron, Inc. from 1998 to 1999, having been President of Textron Industrial Products from 1995 to 1998; age 56. Mr. Henkel has been a director of the Company since 2002 and is a member of the Compensation Committee, Governance Committee, Science and Technology Committee and Regulatory Compliance Committee. He is also a director of Pitney Bowes Inc. and AT&T Corporation.

Timothy M. Ring

Chairman and Chief Executive Officer of the Company since August 2003, having been Group President from April 1997 to August 2003, Group Vice President from December 1993 to April 1997 and Corporate Vice President-Human Resources from June 1992 to December 1993; age 47. Mr. Ring has been a director of the Company since August 2003 and is a member of the Executive Committee. He is also a director of CIT Group Inc.

Class II Directors
(Terms Expire in 2007)

Theodore E. Martin

Retired President and Chief Executive Officer of Barnes Group Inc. (manufacturer of precision metal parts and distributor of industrial supplies) since December 1998, having been Group Vice President from 1990 to 1995 and President and Chief Executive Officer since 1995; age 65. Mr. Martin has been a director of the Company since October 2003 and is a member of the Audit Committee, Finance Committee, Science and Technology Committee and Regulatory Compliance Committee. He is also a director of Ingersoll-Rand Company, Unisys Corporation and Applera Corporation.

Anthony Welters

President and Chief Executive Officer of AmeriChoice Corporation, a UnitedHealth Group Company (a diversified health and well-being company), having been Chairman and Chief Executive Officer of AmeriChoice Corporation and its predecessor companies since 1989; age 50. Mr. Welters has been a director of the Company since 1999 and is a member of the Executive Committee, Compensation Committee, Governance Committee, Science and Technology Committee and Regulatory Compliance Committee. Mr. Welters is a recipient of the prestigious Horatio Alger award and serves as a director of the Horatio Alger Association. He is also a director of West Pharmaceutical Services, Inc. and serves as Chairman of the Board of Trustees for the Morehouse School of Medicine in Atlanta.

Tony L. White

Chairman, President and Chief Executive Officer of Applera Corporation (formerly known as PE Corporation) (life science systems and products) since September 1995; age 58. Mr. White has been a director of the Company since 1996 and is a member of the Executive Committee, Governance Committee and Compensation Committee. He is also a director of Ingersoll-Rand Company and AT&T Corporation.
Retiring Director
      William H. Longfield will retire from the Board of Directors as of the Annual Meeting. The Company wishes to acknowledge with gratitude the many years of distinguished service by Mr. Longfield to the Company and his leadership, vision and steadfast commitment to our shareholders and employees.

William H. Longfield

Retired Chairman, President and Chief Executive Officer of the Company since August 2003, having been Chairman, President and Chief Executive Officer since September 1995, President and Chief Executive Officer since June 1994 and President and Chief Operating Officer from September 1991 to June 1994; age 66. Mr. Longfield has been a director of the Company since 1990 and is a member of the Executive Committee, Finance Committee, Science and Technology Committee and Regulatory Compliance Committee. He is also a director of Manor Care, Inc., West Pharmaceutical Services, Inc., Applera Corporation and Horizon Health Corporation.

Security Ownership of Certain Beneficial Owners
      The table below indicates all persons who, to the knowledge of management, beneficially owned more than 5% of the Company’s outstanding Common Stock:

	Number of Shares
	of Common Stock	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of Class

FMR Corp.	7,441,054 (1)	7.11%
82 Devonshire Street
Boston, Massachusetts 02109

(1)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. (“FMR”) and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 7,181,570 shares or 6.86% of the outstanding shares of the Company as a result of its service as an investment adviser to various investment companies. Each of Edward C. Johnson 3d, FMR’s Chairman, FMR, through its control of Fidelity, and the investment companies has sole power to dispose of 7,181,570 shares owned by such investment companies. The Boards of Trustees of the investment companies have the sole power to vote 7,181,570 shares. Fidelity Management Trust Company (“FMTC”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 236,909 shares or .226% of the outstanding shares of the Company as a result of its service as an investment manager to various institutional accounts. Each of Mr. Johnson and FMR, through its control of FMTC, has sole power to dispose of 236,909 shares, sole power to vote 181,589 shares and no power to vote 55,320 shares which are owned by such institutional accounts. Strategic Advisers, Inc., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 675 shares or .001% of the outstanding shares of the Company as a result of its service as an investment advisor to individuals. FMR has the sole power to vote and dispose of these 675 shares. Members of Mr. Johnson’s family are the predominant owners of Class B shares of common stock of FMR, which comprise approximately 49% of the voting power of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, a director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Through their ownership of voting common stock and the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group as to FMR. Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, an investment manager to various non-U.S. investment companies, is the beneficial owner of 21,900 shares or .021% of the outstanding shares of the Company, and has the sole power to vote and dispose of 21,900 shares. Mr. Johnson is the Chairman of FIL, and through a partnership with members of his family, has the power to vote 39.89% of FIL voting stock. The foregoing information is based on the Schedule 13G filed by FMR on February 14, 2005 reporting ownership as of December 31, 2004.

Security Ownership of Management
      The table below contains information as of February 28, 2005, with respect to the beneficial ownership of Common Stock by each director and director nominee of the Company and each of the individuals who served as the Company’s Chief Executive Officer and four other most highly compensated executive officers during the last fiscal year (collectively, the “Named Executive Officers”) and all directors and executive officers as a group (including the Named Executive Officers). Unless otherwise noted in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned. All share amounts in the table below and elsewhere in this proxy statement have been adjusted to reflect the Company’s 2-for-1 stock split, which was effected in the form of a 100% stock dividend and distributed on May 28, 2004.

	Shares of Common Stock
	Beneficially Owned

		Right to Acquire
	Held as of	Within 60 Days of
	February 28,	February 28, 2005	Percent of
Name	2005(1)(2)	Under Options	Class

Marc C. Breslawsky	39,959	13,201	*
T. Kevin Dunnigan	49,182	14,401	*
Herbert L. Henkel	10,761	4,801	*
Brian P. Kelly	59,448	84,500	*
William H. Longfield	82,673	600,400	*
Theodore E. Martin	6,498	400	*
Gail K. Naughton	1,489	0	*
Amy S. Paul	48,453	82,700	*
Timothy M. Ring	173,504	652,348	*
Todd C. Schermerhorn	27,925	280,000	*
John H. Weiland	183,620	355,000	*
Anthony Welters	20,564	9,601	*
Tony L. White	38,752	13,201	*
All Directors and Executive Officers as a group (20 people)	883,524	2,296,553	3

*	Represents less than 1% of the outstanding Common Stock.

(1)	Includes phantom stock shares credited to the accounts of non-employee directors under the Company’s Deferred Compensation Contract, Deferral of Directors Fees for non-employee directors, as follows: Marc C. Breslawsky, 19,898; T. Kevin Dunnigan, 20,747; Herbert L. Henkel, 5,036; Theodore E. Martin, 1,718; Anthony Welters, 8,065; Tony L. White, 18,353. See “Compensation of Outside Directors — Fees and Deferred Compensation.” Also includes share equivalent units credited to the accounts of non-employee directors under the Stock Equivalent Plan for Outside Directors, as follows: Marc C. Breslawsky, 16,461; T. Kevin Dunnigan, 22,089; Herbert L. Henkel, 4,125; William H. Longfield, 2,379; Theodore E. Martin, 2,379; Gail K. Naughton, 975; Anthony Welters, 9,267; Tony L. White, 16,461. See “Compensation of Outside Directors — Stock Equivalent Plan for Outside Directors.” Non-employee directors do not have the right to vote phantom stock shares or share equivalent units.

(2)	Includes restricted stock units purchased under the Management Stock Purchase Program as follows: Brian P. Kelly, 10,427; Amy S. Paul, 11,091; Timothy M. Ring, 13,909; Todd C. Schermerhorn, 3,912; John H. Weiland, 25,818; all Executive Officers (other than the Named Executive Officers) as a group, 21,643. See Note 1 to Summary Compensation Table. Participants in the Management Stock Purchase Program do not have the right to vote restricted stock units.
Section 16(a) Beneficial Ownership Reporting Compliance
      Under the federal securities laws, the Company’s directors, officers and ten percent shareholders are required to report to the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”), by specific dates, transactions and holdings in the Company’s Common Stock. Based on the Company’s records and other information provided by those persons, the Company believes that during fiscal year 2004 all of these filing requirements were timely satisfied, except that a Form 4 was not timely filed for each of Directors Breslawsky, Henkel, Martin and Welters to reflect phantom stock shares credited to each of their deferral accounts on March 31, 2004, under the Company’s Deferred Compensation Contract, Deferral of Directors Fees for non-employee directors. Corrective filings have since been made.
The Board of Directors and Committees of the Board
      The Board of Directors held seven regular meetings during 2004. All of the directors attended all of these meetings. During 2004, each director attended 95% or more of all meetings of the Board of Directors and of the Committees on which he or she served.

Board Committees
      The Board of Directors has the following standing committees that met in 2004: an Audit Committee, a Compensation Committee, a Governance Committee, a Regulatory Compliance Committee, a Science and Technology Committee, and a Finance Committee.

Audit Committee
      The Audit Committee, currently composed of directors Dunnigan, Breslawsky and Martin, met seven times during 2004. The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the rules and regulations adopted by the SEC.
      The principal functions of the Audit Committee are to (i) appoint, compensate, terminate and oversee the work of the Company’s independent auditors; (ii) approve in advance all audit and non-audit services provided by the Company’s independent auditors; (iii) review with management and the Company’s independent auditors, prior to public dissemination, the Company’s annual and quarterly financial statements; (iv) review, in consultation with the Company’s independent auditors, management and the internal auditors, the Company’s financial reporting processes, including internal controls; and (v) report regularly to the full Board of Directors including with respect to any issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee operates under a written charter that is available on the Company’s website at www.crbard.com, and the Company will provide a copy of the charter to shareholders upon request.

Compensation Committee
      The Compensation Committee, currently composed of directors Henkel, Welters and White, met five times during 2004. The principal functions of the Compensation Committee are to (i) review and approve corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, evaluate their performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, determine and approve the Chief Executive Officer’s and other executive officers’ compensation levels based on this evaluation; (ii) make recommendations to the Board of Directors with respect to the Company’s compensation programs, incentive-compensation plans and equity-based plans for employees; and (iii) administer the Company’s 1994 Executive Bonus Plan and 2003 Long Term Incentive Plan. The Compensation Committee operates under a written charter that is available on the Company’s website at www.crbard.com, and the Company will provide a copy of the charter to shareholders upon request.

Governance Committee
      The Governance Committee, currently composed of directors Henkel, Welters and White, met six times during 2004. The principal functions of the Governance Committee, which serves the nominating committee role, are to (i) identify individuals qualified to become directors and select, or recommend that the Board of Directors select, the candidates for director to be elected by the Board of Directors or by the shareholders at an annual or special meeting; (ii) advise and make recommendations to the Board of Directors on all matters concerning Board procedures and directorship practices; (iii) take a leadership role in shaping the corporate governance of the Company; and (iv) administer the Company’s Stock Equivalent Plan for Outside Directors and the Company’s 1988 Directors Stock Award Plan, as amended and restated. The Governance Committee operates under a written charter that is available on the Company’s website at www.crbard.com, and the Company will provide a copy of the charter to shareholders upon request.
      In considering possible candidates for director, the Governance Committee will take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors. In addition, the Governance Committee will seek candidates who contribute knowledge, experience and skills in at least one of the following core competencies in order to promote a Board of Directors that, as a whole, possesses these core competencies: accounting and finance, business judgment, management, industry knowledge, international markets, leadership and strategy/vision. In considering candidates for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and believes that, at a minimum, each nominee should satisfy the following criteria: highest character and integrity; experience and understanding of strategy and policy-setting; reputation for working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director.
      In the case of incumbent directors whose terms of office are set to expire, the Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation and quality of performance. In the case of new director candidates, the Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm to assist in identifying potential candidates. The Governance Committee retained a third-party search firm to assist it in identifying candidates for director in 2004. The Governance Committee then meets to discuss and consider such candidates’ qualifications and independence and solicits input from other directors. Those prospective candidates who appear likely to be able to fill a significant need of the Board of Directors and satisfy the criteria described above would be contacted by a director to discuss the position. If there appeared to be sufficient interest, an in-person meeting would be arranged. If the Governance Committee, based on the results of these contacts, believed it had identified a viable candidate, it would discuss the matter with the full Board of Directors.
      Shareholders may recommend director candidates for consideration by the Governance Committee. Such recommendations should be submitted to the Secretary of the Company. The Governance Committee will evaluate shareholder recommended director candidates in the same manner as it evaluates director candidates identified by other means. The shareholder making the recommendation should provide to the Governance Committee the name and address of the shareholder recommending the candidate, such shareholder’s ownership of Common Stock, a brief biography of the candidate, the candidate’s share ownership and any other information requested by the Governance Committee. See “Proposals of Shareholders” below for the notice and deadline requirements for shareholder recommendations.
      Gail K. Naughton, Ph.D. and John H. Weiland, who are designated as nominees for election as Class III directors, were nominated by the Governance Committee to the Board of Directors upon the recommendation of certain of the Company’s incumbent directors.

Regulatory Compliance Committee
      The Regulatory Compliance Committee, currently composed of directors Henkel, Longfield, Martin, Welters and Naughton, met three times during 2004. The principal function of the Regulatory Compliance Committee is to oversee the Company’s compliance with laws, regulations and standards of conduct administered by, and commitments by the Company to, regulatory agencies worldwide with jurisdiction over the Company and its products.

Science and Technology Committee
      The Science and Technology Committee, currently composed of directors Henkel, Longfield, Martin, Welters and Naughton, met once during 2004, which was the first meeting of the committee. The principal function of the Science and Technology Committee is to review and make recommendations on the Company’s science and technology portfolio and strategies.

Finance Committee
      The Finance Committee, currently composed of directors Breslawsky, Dunnigan, Longfield and Martin, met twice during 2004. The principal function of the Finance Committee is to review the Company’s dividend policy, buyback authority and investment and borrowing programs.

Executive Sessions of Nonmanagement and Independent Directors
      The nonmanagement directors hold regular executive sessions without management present, and at least one executive session per year is held with only the independent directors. The presiding director of these executive sessions rotates among the nonmanagement and independent directors, respectively.

Communications with the Board of Directors
      Shareholders may communicate directly with the Board of Directors, the nonmanagement members of the Board of Directors or the Audit Committee. The process for doing so is described on the Company’s website at www.crbard.com.

Director Attendance at Annual Meetings
      The Company encourages all of the directors to attend the annual meeting of shareholders. To that end, and to the extent reasonably practicable, the Company regularly schedules a meeting of the Board of Directors on the same day as the annual meeting of shareholders. Each member of the Board of Directors attended the 2004 annual meeting of shareholders.
Director Independence
      The NYSE listing standards require that a majority of the Board of Directors be independent. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In accordance with the NYSE listing standards, the Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s website at www.crbard.com, and the Company will provide a copy to shareholders upon request. The Corporate Governance Guidelines contain categorical standards for director independence. These standards provide that the following relationships will not be considered a material relationship that would impair a director’s independence:

•	A director who is a director, an executive officer or an employee, or whose immediate family member is a director, an executive officer or an employee, of a company that makes payments to, or receives payments from, the Company for goods or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues; or

•	A director who serves, or whose immediate family member serves, as an executive, officer, director, trustee or employee of a charitable organization and the Company’s discretionary charitable contributions to the organization are less than the greater of $1,000,000 and 2% of that organization’s consolidated gross revenues.
      The Board of Directors has determined that all of the current members of the Board of Directors, other than Mr. Ring and Mr. Longfield, are independent under the NYSE listing standards and satisfy the Company’s categorical standards set forth above.
      In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Audit Committee, Compensation Committee and Governance Committee are composed entirely of independent directors. The Board of Directors has also determined that each member of the Audit Committee is independent under the provisions of the Sarbanes-Oxley Act of 2002 applicable to audit committee independence, including the rules of the SEC thereunder.

      The Company has adopted a Business Ethics Policy that is available on the Company’s website at www.crbard.com, and the Company will provide a copy of the policy to shareholders upon request.
Executive Compensation — Compensation Committee Report
      The Company’s executive compensation program is designed to link pay and performance. Performance is the critical factor in all compensation decisions. The Compensation Committee relies on established compensation consultants and market data to analyze and evaluate the total compensation paid to executives against that of competitor companies. In 2004, we identified a group of 25 companies from within the health care industry with sales, on average, in the same range as the Company (“Peer Group”). This Peer Group is larger than and does not contain all of the companies that make up the S&P 500 Health Care Equipment Index, which is used as our comparison group for purposes of the Comparison of Five Year Cumulative Total Returns set forth below. The Company believes that reference to the S&P 500 Health Care Equipment Index provides the most meaningful comparison for shareholder returns, while the Peer Group includes more key companies that are representative of the Company’s competition for executive talent. In addition to an evaluation of the individual’s and Company’s performance, we used the Peer Group data in making decisions regarding the Company’s compensation programs. The Compensation Committee believes that a performance-based system that values both results and behaviors will provide the appropriate framework to attract, motivate, reward and retain talented key employees.

Stock Ownership Guidelines
      To further align the interests of management and shareholders, the Compensation Committee maintains formal stock ownership guidelines for the Named Executive Officers and others holding senior executive positions at the corporate and divisional levels. The ownership guidelines are expressed in terms of the value of the Company’s Common Stock held by the executive as a multiple of that executive’s base salary.
      Under these guidelines, the Chief Executive Officer is required to own a multiple of five times base salary, the Chief Operating Officer four times base salary, the Chief Financial Officer and Group Vice Presidents three times base salary and other executives one to two times base salary. Executives subject to the stock ownership guidelines are required to contribute a minimum of 25% of their annual cash bonuses to purchase restricted stock units under the Company’s Management Stock Purchase Program (the “MSPP”) and are required to do so annually until such time as the executive has reached the applicable ownership guidelines. Executives who are subject to ownership guidelines have five years to meet the applicable guidelines. After the executive has reached the applicable ownership guidelines, contribution to the MSPP is voluntary.
      While the executives in this program are given five years in which to meet the applicable stock ownership guidelines, we monitor participation and expect that incremental progress will be made each year by each executive who has not met the applicable guidelines. All of the Named Executive Officers have met the applicable stock ownership guidelines.

Base Salaries
      Base salaries for the Company’s executives, including the Named Executive Officers, are determined by evaluating the responsibilities of the executive and by reference to the competitive marketplace for executive talent using Peer Group data as described above. In order to attract and retain high caliber executives, base salaries are targeted slightly above the median but below the high end compared with the companies we compete with for executive talent.
      In determining base salary increases as well as total compensation, the Compensation Committee takes into account corporate and individual performance as measured against the Company’s and the executive’s annual performance goals and competitive Peer Group salary data. Goals and objectives vary by individual and include the attainment of targeted levels of sales, net profits, earnings per share (“EPS”), return on shareholder investment and individual and operational initiatives. For purposes of base salary increases, no particular weight is assigned to any goal. In determining the base salary of the Chief Executive Officer, the Compensation Committee weighed corporate and individual performance more heavily than competitive salary data. The Compensation Committee approved an increase in base salary for Mr. Ring to $800,000 on March 1, 2004.
      The Compensation Committee considers the recommendation of the Chief Executive Officer in reviewing and approving the base salaries of all executive officers annually, including the other Named Executive Officers. Increases for these individuals are based on the targeted levels described above and the goals and objectives for the divisions or corporate staff functions for which they are responsible. Performance is weighed more heavily than competitive salary data or Company performance.
      Each year, the Compensation Committee establishes a merit fund that is used to increase base salaries for professional and managerial employees. The amount of the merit fund is determined based on an analysis of several industry-specific and general, non-industry-specific surveys that are conducted on an annual basis by consulting companies and trade associations. Individuals receive a salary increase paid out of the merit fund based on a formula that is designed to more heavily reward superior individual performance.

Bonus Plan
      Awards under the Company’s bonus plans are determined based on the degree to which corporate and/or business unit financial goals and individual, non-financial goals are attained. Certain executive officers of the Company, including Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul, receive their bonuses under the Company’s 1994 Executive Bonus Plan. For Messrs. Ring, Weiland and Schermerhorn, bonuses were calculated based on the degree to which corporate financial goals were attained. For Mr. Kelly and Ms. Paul, one-half of their bonuses were calculated based on the degree to which their business unit results were achieved and one-half on the degree to which corporate financial goals were attained.
      Actual incentive awards may be more or less than targeted amounts depending on actual results of corporate, group and individual performance. Thus, the Company’s bonus plans create a direct link between pay and performance.
      At the beginning of each year, the Board of Directors, for corporate planning purposes and in consultation with the management of the Company, approves certain financial targets for the Company, including an EPS target and sales, cash flow and return on investment targets. The EPS target and, to a lesser extent, the sales, cash flow and return on investment targets, then become the critical financial indicators used by the Compensation Committee in determining awards under the Company’s bonus plans for the executive officers. Bonus calculations based on operational results are generally exclusive of items of an unusual and/or infrequent nature.
      In 2004, the Company exceeded its financial targets and all of the Named Executive Officers’ individual targets and objectives were met or exceeded. For 2004, Mr. Ring’s bonus payment was $1,392,000.

Long-Term Equity-Based Incentives
      The Compensation Committee used the Peer Group data to establish a range of equity compensation value for each Named Executive Officer and other officers, general managers and key executives. The Compensation Committee targeted total long-term incentive opportunity at slightly above the median but below the high end of the range. The Compensation Committee further established “target grant guidelines” for restricted stock and stock options based on the long-term incentive opportunity.

Restricted Stock
      Under the 2003 Long Term Incentive Plan, in 2004 the Compensation Committee granted performance-based restricted stock to the Named Executive Officers. The shares can only become eligible for vesting upon the achievement of the EPS target, which can occur after approximately one year from the grant date, at the earliest. Upon confirmation by the Compensation Committee that the EPS target has been met, the restricted shares will become eligible for vesting and be distributed four years from the date such target is met.

      In determining the number of shares granted to each individual, the Compensation Committee considered the performance of the individual and the Company using the financial targets described above to select a number of shares from the “target grant guidelines” described above. For 2004, the Compensation Committee granted Mr. Ring 15,600 shares of restricted stock.
      The Compensation Committee also granted performance-accelerated restricted stock to executive officers other than the Named Executive Officers, corporate officers, division heads and other key employees. These grants will generally vest and be distributed in seven years from the grant date or earlier if specified EPS targets are achieved.

Stock Options
      Under the Company’s 2003 Long Term Incentive Plan, in 2004 the Compensation Committee granted stock options to the Named Executive Officers, executive officers, corporate officers, division heads and other key employees. The Compensation Committee granted limited stock appreciation rights, which may only be exercised in the event of a change of control of the Company, in tandem with all stock options granted to all executive officers. Stock options vest on the fifth anniversary of the grant date; however, the option grants allow for early vesting in the event specified EPS targets are achieved.
      In determining the number of options granted to each individual, the Compensation Committee considered the performance of the individual and the Company using the financial targets described above to select a number of shares from the “target grant guidelines” described above. For 2004, the Compensation Committee granted Mr. Ring stock options exercisable for 166,250 shares of Common Stock.

Compliance with Internal Revenue Code Section 162(m)
      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated executive officers in any year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company’s 1994 Executive Bonus Plan and 2003 Long Term Incentive Plan have been structured such that performance-based annual incentive bonuses and long-term equity-based compensation paid thereunder for the Company’s most senior executives should constitute qualifying performance-based compensation under Section 162(m). The Company’s shareholders have approved both plans. However, the Compensation Committee recognizes that unanticipated future events, such as a change of control of the Company or a change in executive personnel, could result in a disallowance of compensation deduction under Section 162(m). Moreover, the Compensation Committee may from time to time award compensation that is non-deductible under Section 162(m) when in the exercise of the Compensation Committee’s business judgment such award would be in the best interest of the Company. All compensation paid in 2004 to the Named Executive Officers should be deductible under the Internal Revenue Code, except that as a result of compensation paid to Mr. Kelly in connection with his relocation, a limited amount of compensation will not be deductible under Section 162(m).

THE COMPENSATION COMMITTEE
Tony L. White, Chairman
Herbert L. Henkel
Anthony Welters

Audit Committee Report
To the Board of Directors of C. R. Bard, Inc.:
      We have reviewed and discussed with management the Company’s consolidated audited financial statements as of and for the year ended December 31, 2004.
      We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
      We have received and reviewed the written disclosures and the communications from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the auditors the auditors’ independence. We have considered whether the provision of non-audit services performed by the Company’s independent auditors is compatible with maintaining auditor independence.
      Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

THE AUDIT COMMITTEE
T. Kevin Dunnigan, Chairman
Marc C. Breslawsky
Theodore E. Martin
Fiscal 2004 and 2003 Audit Firm Fee Summary
      The following table presents the aggregate fees billed for professional services rendered by the Company’s independent auditors in the “audit fees” category and fees billed in the fiscal years for the “audit-related fees,” “tax fees” and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended December 31, 2004 and December 31, 2003. Due to requirements under Section 404 of the Sarbanes-Oxley Act, the audit fees in 2004 have increased significantly over those in 2003.

Type of Fees	2004	2003

Audit Fees	$3,815,500	$1,154,700
Audit-Related Fees(1)	149,440	293,300
Tax Fees(2)	881,000	898,000
All Other Fees	—	—
Total	$4,845,940	$2,346,000

(1)	Audit-related professional services consisted of audits of benefit plans, audits of certain subsidiaries and consultations and, in 2003, also consisted of planning related to the Sarbanes-Oxley Act.

(2)	The aggregate fees billed by KPMG LLP for tax services rendered to the Company during the fiscal years ended December 31, 2004 and 2003 were $881,000 and $898,000, respectively. The fees billed by KPMG LLP related to tax compliance, tax advice and tax planning for 2004 were $251,000, $520,000 and $110,000, respectively. The fees billed by KPMG LLP related to tax compliance, tax advice and tax planning for 2003 were $182,000, $591,000 and $125,000, respectively.

Audit Committee Pre-Approval Policies and Procedures
      It is the Audit Committee’s policy and procedure to review, consider and ultimately pre-approve all audit and non-audit services to be performed by the Company’s independent auditors. All of the services for the fiscal year ended December 31, 2004, described under “Audit Fees,” “Audit Related Fees” and “Tax Fees” were pre-approved by the Audit Committee. The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to the Company by the independent auditors. The policy (i) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the independent auditor’s independence is not impaired; (ii) describes in detail the audit, audit-related, tax and other services that may be provided, including the range of fees for such services, and the non-audit services that may not be performed; and (iii) sets forth procedures for the pre-approval of all permitted services. Any service not specifically included in the policy must be separately pre-approved by the Audit Committee, including the fee level for that service.
      Any excess in fees for a service over the previously approved level, whether included in the policy or specifically approved by the Audit Committee, requires specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months unless the Audit Committee specifically provides for a different period. In accordance with the policy, the Chairman of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval in the event that the full Audit Committee is not available. The Chairman must report such approval to the Audit Committee at its next meeting.

Summary Compensation Table
      The table below sets forth information concerning compensation earned by the Named Executive Officers during the last three fiscal years. The amounts of shares and stock options in the table and elsewhere in this proxy statement have been adjusted to reflect the Company’s 2-for-1 stock split, which was effected in the form of a 100% stock dividend and distributed on May 28, 2004.

					Long Term
					Compensation

		Annual Compensation			Awards(2)	Payouts

					Securities
				Other Annual	Underlying	LTIP	All Other
Name and		Salary	Bonus	Compensation	Options	Payouts	Compensation
Principal Position	Year	($)	($)	($)(1)	(#)(3)	($)(4)	($)(5)

Timothy M. Ring	2004	783,333	1,392,000	522,513	166,250	470,700	114,852
Chairman and Chief	2003	668,750	871,773	377,146	700,000	374,950	76,337
Executive Officer	2002	444,833	606,015	107,114	-0-	-0-	146,936

John H. Weiland	2004	650,000	1,033,560	871,916	109,720	470,700	95,557
President and Chief	2003	581,250	672,510	665,267	510,000	374,950	66,876
Operating Officer	2002	444,833	527,805	242,458	-0-	-0-	161,525

Todd C. Schermerhorn	2004	441,667	626,400	184,758	66,800	-0-	32,143
Senior Vice President and	2003	380,625	398,524	87,744	340,000	-0-	19,092
Chief Financial Officer	2002	233,058	147,491	-0-	30,000	-0-	52,229

Brian P. Kelly	2004	358,667	417,417	496,297	35,000	-0-	334,684
Group Vice President	2003	318,085	400,876	353,139	70,000	-0-	32,198
	2002	264,719	298,345	106,942	22,000	-0-	64,454
Amy S. Paul	2004	322,333	457,968	322,499	35,000	-0-	111,672
Group Vice President	2003	285,863	333,811	361,884	70,000	-0-	374,916
	2002	240,132	231,407	24,816	20,200	-0-	85,153

(1)	For 2004, the amounts for Messrs. Ring and Weiland include $2,875 and $2,875, respectively, of dividend equivalents paid with respect to restricted stock units granted in 2002. For 2003, the amounts for Messrs. Ring and Weiland include $14,000 and $14,000, respectively, of dividend equivalents paid with respect to restricted stock units granted in 2002. For 2002, the amounts for Messrs. Ring and Weiland include $16,250 and $16,250, respectively, of dividend equivalents paid with respect to restricted stock units granted in 2002.

The Named Executive Officers are required to contribute a minimum of 25% of their bonuses to purchase at a discount restricted stock units, each of which represents the right to receive one share of Common Stock (a “Unit”), under the Management Stock Purchase Program (“MSPP”) until such time as the executives have reached their applicable stock ownership guidelines. Under the MSPP, all employees at a specified level and above can purchase Units at a discount of 30% from the lower of the price of the Common Stock on July 1 of the previous year or the date of purchase. Eligible employees are also permitted to contribute up to all of the remaining portion of their bonuses to purchase Units at the same discount under the MSPP. See “Executive Compensation — Compensation Committee Report — Stock Ownership Guidelines.” For 2004, the amounts for Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul include $403,893, $749,654, $113,558, $302,763 and $322,032, respectively, reflecting the discount. For 2003, the amounts for Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul include $268,792, $592,493, $87,744, $353,139 and $147,038, respectively, reflecting the discount. For 2002, the amounts for Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul include $90,864, $226,208, $0, $106,942 and $24,816, respectively, reflecting the discount. Dividend equivalents are credited to participants’ accounts in the form of a pro rata number of Units. In addition, with respect to the number of Units valued in the amount of the 30% discount, unless otherwise provided by the Compensation Committee, a prorated number of such Units are forfeited if a participant’s employment is terminated because of death, retirement or disability within four years from the date of purchase, and all of such Units are forfeited if a participant’s employment is otherwise terminated during such four-year period. In the event of a change of control of the Company, participants receive an immediate distribution of shares of Common Stock equal to the number of Units in their account. Except as described above, each participant receives shares of Common Stock equal to the number of Units credited to his or her account four years from the date of purchase unless deferred until retirement.

This column includes the aggregate incremental cost to the Company of providing various perquisites. In accordance with SEC rules, perquisite amounts aggregating less than $50,000 in a year for any Named Executive Officer have been omitted. For Mr. Ring, the amounts that represent more than 25% of the aggregate value of the reportable perquisites in 2004 include $71,278 for personal use of the Company’s aircraft and $37,524 (which includes a tax gross-up payment of $13,677) for personal use of a Company car, and in 2003 include $54,633 for personal use of the Company’s aircraft and $30,500 for club membership dues. For Mr. Weiland, the amounts that represent more than 25% of the aggregate value of reportable perquisites in 2004 include $76,292 for personal use of the Company’s aircraft, and in 2003 include $39,427 for personal use of the Company’s aircraft. For Mr. Schermerhorn, the amounts that represent more than 25% of the aggregate value of reportable perquisites in 2004 include $28,736 for personal use of the Company’s aircraft and $31,010 (which includes a tax gross-up payment of $11,303) for personal use of a Company car. The Company’s security policy as approved by the Board of Directors requires that the Chief Executive Officer and the Chief Operating Officer use Company-provided aircraft for business and personal travel whenever possible.

For Mr. Ring, tax gross-up payments for reimbursement for taxes associated with the value of Company-provided life insurance in 2004 were $915, and tax gross-up payments for personal use of a Company car in 2003 and 2002 were $3,120 and $3,840, respectively. For Mr. Weiland, tax gross-up payments for personal use of a Company car in 2004, 2003 and 2002 were $9,199, $4,049 and $4,125, respectively. For Mr. Schermerhorn, the tax gross-up payment for personal use of a Company car in 2003 was $1,615.

For 2004, the amount for Mr. Kelly includes tax gross-up payments of $193,534 for tax liabilities incurred on reimbursed relocation expenses and $9,820 for personal use of a Company car. Tax gross-up payments for personal use of a Company car in 2003 and 2002 were $5,965 and $6,010, respectively.

For Ms. Paul, tax gross-up payments for reimbursement for taxes associated with the value of Company-provided life insurance in 2004 were $467, and tax gross-up payments for personal use of a Company car in 2004 and 2003 were $8,799 and $673, respectively. For 2003, the amount for Ms. Paul includes a tax gross-up payment of $214,846 for tax liabilities incurred on reimbursed relocation expenses.

(2)	Restricted stock awards to the Named Executive Officers in 2004 are reported below under “Long Term Incentive Plans — Awards in Last Fiscal Year.” As of December 31, 2004, Mr. Ring held an aggregate of 103,600 shares of restricted stock with an aggregate value of $6,628,328. Mr. Weiland held an aggregate of 98,300 shares of restricted stock with an aggregate value of $6,289,234. Mr. Schermerhorn held an aggregate of 8,725 shares of restricted stock with an aggregate value of $558,226. Mr. Kelly held an aggregate of 6,630 shares of restricted stock with an aggregate value of $424,187. Ms. Paul held an aggregate of 5,730 shares of restricted stock with an aggregate value of $366,605. The aggregate values reflected above are calculated based on the closing price of the Common Stock on December 31, 2004 of $63.98 per share.

Dividends are paid on all shares of restricted stock, and dividend equivalents are paid on all restricted stock units.

(3)	Option grants to the Named Executive Officers in 2004 are reported below under “Option Grants — Last Fiscal Year.” Grants, other than those made in 2002 to Mr. Kelly and Ms. Paul, consist of stock options with attached limited stock appreciation rights exercisable in the event of a change of control. See “Certain Compensation Arrangements — Change of Control Arrangements” below for a description of the material features of the limited stock appreciation rights.

(4)	The amounts in the column represent performance-based restricted stock previously granted and reported as long-term incentive plan awards that vested during 2003 and 2004.

(5)	For Mr. Ring, the 2004 amount in the column includes Company contributions of $7,175 under the Company’s Retirement Savings Plan, $106,437 credited under the Supplemental Insurance/ Retirement Plan (“SIRP”) and $1,240 for the value of Company-provided life insurance. See “Certain Compensation Arrangements — Supplemental Insurance/Retirement Plan.” The 2003 amount in the column includes Company contributions of $5,000 under the Company’s Retirement Savings Plan, $69,604 credited under the SIRP and $1,733 for the value of Company-provided life insurance including taxes. The 2002 amount in the column includes Company contributions of $4,558 under the Company’s Retirement Savings Plan, $26,099 credited under the SIRP, $1,054 for the value of Company-provided life insurance including taxes and $115,225 for a retention payment made by the Company in connection with the Company’s proposed merger with Tyco International Ltd.

For Mr. Weiland, the 2004 amount in the column includes Company contributions of $7,175 under the Company’s Retirement Savings Plan and $88,382 credited under the SIRP. The 2003 amount in the column includes Company contributions of $5,000 under the Company’s Retirement Savings Plan and $61,876 credited under the SIRP. The 2002 amount in the column includes Company contributions of $4,558 under the Company’s Retirement Savings Plan, $41,742 credited under the SIRP and $115,225 for a retention payment made by the Company in connection with the Company’s proposed merger with Tyco International Ltd.

For Mr. Schermerhorn, the 2004 amount in the column includes Company contributions of $7,175 under the Company’s Retirement Savings Plan and $24,968 credited under the SIRP. The 2003 amount in the column includes Company contributions of $5,000 under the Company’s Retirement Savings Plan and $14,092 credited under the SIRP. The 2002 amount in the column includes Company contributions of $4,983 under the Company’s Retirement Savings Plan, $6,576 credited under the SIRP and $40,670 for a retention payment made by the Company in connection with the Company’s proposed merger with Tyco International Ltd.

For Mr. Kelly, the 2004 amount in the column includes Company contributions of $7,175 under the Company’s Retirement Savings Plan, $45,871 credited under the SIRP and $281,638 for relocation expenses. The 2003 amount in the column includes Company contributions of $5,000 under the Company’s Retirement Savings Plan and $27,198 credited under the SIRP. The 2002 amount in the column includes Company contributions of $5,000 under the Company’s Retirement Savings Plan, $10,204 credited under the SIRP and $49,250 for a retention payment made by the Company in connection with the Company’s proposed merger with Tyco International Ltd.

For Ms. Paul, the 2004 amount in the column includes Company contributions of $7,175 under the Company’s Retirement Savings Plan, $103,863 credited under the SIRP and $633 for the value of Company-provided life insurance. The 2003 amount in the column includes Company contributions of $5,000 under the Company’s Retirement Savings Plan, $63,845 credited under the SIRP, $996 for the value of Company-provided life insurance including taxes and $305,075 for relocation expenses. The 2002 amount in the column includes Company contributions of $4,491 under the Company’s Retirement Savings Plan, $31,360 credited under the SIRP, $736 for the value of Company-provided life insurance including taxes and $48,566 for a retention payment made by the Company in connection with the Company’s proposed merger with Tyco International Ltd.

As required by the rules of the SEC, the amounts reflected in this column include the annual accruals credited to the employees’ accounts under the SIRP. Under this plan, the annual accruals are disproportionately higher in the later years of an employee’s participation in order to create an incentive to an executive to continue employment with the Company until at least age 62 when accruals cease.

Certain Compensation Arrangements

Supplemental Insurance/ Retirement Plan
      The Company provides a supplemental retirement benefit to selected key employees, including the Named Executive Officers, pursuant to the Supplemental Insurance/ Retirement Plan (“SIRP”). Retirement benefits consist of the total accruals credited to a participant’s account and are payable on a monthly basis over a 15-year period to a participant who retires on or after the date he or she is eligible for early retirement under the Employees’ Retirement Plan of C. R. Bard, Inc., which is currently set at age 55. The annual accruals are based on the participant’s age, salary and bonus and position at the Company, as well as an earnings rate determined by the Company. Retirement benefits under the SIRP are also payable, with respect to officers, following a termination of employment within two years after a change of control (defined in substantially the same manner as in the agreements with the Company’s executive officers, which are described below). The amount payable upon a change of control under the SIRP is calculated as if the officer attained age 65 regardless of whether he or she reaches the age of eligibility for early retirement, with such payment commencing at age 65. The SIRP also provides a death benefit and a disability benefit for a participant who dies or becomes disabled before receipt of retirement benefits. A participant will forfeit all benefits under the SIRP upon violation of a restrictive covenant with the Company or upon termination by the Company for cause (as defined in the plan).

Change of Control and Other Arrangements
      The Company has an agreement with each of its executive officers that provides for benefits upon certain terminations of employment within three years after a change of control (defined to include the acquisition by a person or a group of 20% or more of the voting power of the Company’s stock or a change in the members of the Board of Directors such that the continuing directors cease to constitute a majority of the Board of Directors), including termination for any reason during the six-month period following the first anniversary of a change of control. This agreement expires three years after any change of control but, under certain circumstances, may be terminated by the Board of Directors prior to any change of control, and will expire immediately upon the earlier of the executive officer’s death, permanent disability or termination of employment for cause. Benefits include (i) severance pay of three times the sum of the executive officer’s highest base salary and average annual bonus during the three years prior to severance and (ii) continued participation in the Company’s benefit plans for one year (or, if such participation is not possible, provision of substantially similar benefits). This agreement also provides for a gross-up payment if an executive officer is subject to excise taxes under Section 4999 of the Internal Revenue Code.
      In addition, upon a change of control, limited stock appreciation rights granted under current and prior equity-based compensation plans can be exercised within the sixty-day period commencing upon the date of the first public disclosure of a change of control. Change of control for this purpose is defined in substantially the same manner as in the agreements with the Company’s executive officers. Upon exercise of a limited stock appreciation right, the holder thereof shall be entitled to receive an amount in cash equal to the greater of (i) the fair market value of the shares of the Common Stock with respect to which the limited stock appreciation right was exercised over the option price of such shares and (ii) if the change of control is the result of a transaction or a series of transactions, the highest price per share of Common Stock paid in such transaction or transactions during the sixty-day period up to the date of exercise over the option price of such shares.
      Upon the occurrence of a change of control, the following vest immediately: (i) stock options granted under the Company’s prior stock option plans; (ii) stock options, stock appreciation rights and restricted stock granted under the Company’s 1993 Long Term Incentive Plan, as amended and restated, and 2003 Long Term Incentive Plan; and (iii) the interests of non-employee directors under the Company’s Stock Equivalent Plan for Outside Directors. In addition, restrictions on shares of Common Stock and Units acquired under the MSPP lapse upon a change of control of the Company.

      In addition, the Company entered into an agreement in 1995 with Mr. Weiland at the start of his employment with the Company which requires the Company to pay him one year of base salary and bonus if he is terminated without cause.
Compensation of Outside Directors

Fees and Deferred Compensation
      Non-employee directors receive an annual cash retainer, payable quarterly. For the first two quarters of 2004, the cash retainer was paid at the annualized rate of $32,500. Beginning with the third quarter of 2004, the Governance Committee approved an increase in the annualized rate to $36,000. In 2004, directors also received $6,500 which was paid at the directors’ election in either shares of Common Stock or deferred phantom stock units. Beginning with the first quarter of 2005, that amount will be paid in cash for a total cash retainer of $42,500. In addition, for each Board and committee meeting attended and for scheduled interim conferences, each non-employee director received in the first half of 2004 a fee of $1,500, except for Committee chairs, who received a fee of $3,000 for each committee meeting and scheduled interim conference. Beginning with the third quarter of 2004, the Governance Committee approved an increase in these amounts to $1,650 and $3,650, respectively. Directors who are also employees do not receive any fees as directors.
      Under the Company’s Deferred Compensation Contract, Deferral of Directors Fees for non-employee directors, all or a portion of such cash fees may be deferred at the election of the director, and any amount so deferred is valued at the election of the director either (i) as if invested in an interest-bearing account or (ii) as if invested in phantom stock shares. Deferred fees are payable in cash, in installments or as a lump sum, upon termination of service as a director.

1988 Directors Stock Award Plan, as Amended and Restated
      Under the Company’s 1988 Directors Stock Award Plan, as amended and restated (the “1988 Plan”), directors who are not employees of the Company are awarded additional compensation.
      Formula-Based Stock Options and Stock Awards
      Upon election to the Board of Directors, each non-employee director is granted the right to receive 400 shares of Common Stock on the first business day of October during each year of the director’s term. However, a director is not entitled to the shares if for any reason the director is not a non-employee director on the date on which an installment of shares of Common Stock would otherwise be awarded under the 1988 Plan. The 1988 Plan provides that no shares of Common Stock awarded to a non-employee director under the 1988 Plan may be disposed of until the expiration of two years from the date of the transfer of such shares to the director; however, such transfer restriction no longer applies upon the death or permanent disability of the director.
      In addition, in July of each year, each non-employee director is granted an option to purchase 1,200 shares of Common Stock. The options have a ten-year term and vest one-third per year on each anniversary of the grant date. The options are granted at an exercise price equal to the fair market value of the Common Stock on the date the option is granted.
      If a non-employee director, by reason other than death or retirement, ceases to be a member of the Board of Directors while holding an outstanding option, the director has sixty days from the day he or she ceases to be a member of the Board of Directors to exercise the option (to the extent exercisable). If a non-employee director dies after the date he or she ceases to be a member of the Board of Directors while holding an outstanding option, the option is exercisable to the extent, and during the period, that the option would, but for his or her death, have otherwise been exercisable. If a non-employee director retires from the Board of Directors while holding an outstanding option issued on or prior to April 18, 2001, the director is permitted to exercise the option within three years from the last day of the month in which he or she retired, to the extent exercisable at the time he or she retired. For options issued after April 18, 2001, the director is permitted to exercise the option until the expiration date of the option, to the extent exercisable at the time he or she retired. If a non-employee director dies while holding an outstanding option, and at the time of death, such option is then exercisable with respect to less than 100% of the shares subject thereto, the number of exercisable shares will be increased to 100%. The exercise period commences on the date of death and ends on the first anniversary of the month in which the date of death occurred. In no event will any option be exercisable beyond the end of the option period.

Nonformula-Based Stock Options and Stock Appreciation Rights
      Under the 1988 Plan, the Governance Committee may award to non-employee directors non-qualified stock options with or without stock appreciation rights. Nonformula-based options may be awarded with terms of up to ten years at an exercise price equal to the fair market value of the Common Stock on the date of grant. Unless otherwise specified, no nonformula-based option will be exercisable during the 12 months following the date of the grant. The options are scheduled to vest one-fourth per year on each anniversary of the grant date. Notwithstanding anything to the contrary, the Governance Committee may, when granting nonformula-based options, grant options that are exercisable immediately or options that are exercisable according to a schedule different from that set forth in the preceding sentence.
      If a non-employee director retires from the Board of Directors and holds a nonformula-based option issued on or prior to April 18, 2001, the option will remain exercisable for three years from the last day of the month in which he or she retired, to the extent such nonformula-based option was otherwise exercisable at the time of retirement. For options issued after April 18, 2001, the option upon retirement will remain exercisable until the expiration date of the option, to the extent such nonformula-based option was otherwise exercisable at the time of retirement. If a non-employee director dies, a nonformula-based option held by the director will remain exercisable for one year and, if not already fully exercisable, will become exercisable with respect to all shares. If a non-employee director ceases to be a member of the Board of Directors other than by reason of death or retirement, a nonformula-based option held by such director will remain exercisable for 60 days, to the extent such nonformula-based option was otherwise exercisable at the time of termination. If a non-employee director dies after the date he or she is no longer a member of the Board of Directors while holding an outstanding nonformula-based option, the option will be exercisable to the extent, and during the period, that such nonformula-based option would, but for his or her death, have otherwise been exercisable. In no event will a nonformula-based option be exercisable beyond the end of the option term.
      The Governance Committee may grant stock appreciation rights to non-employee directors in tandem with nonformula-based options. Stock appreciation rights entitle a non-employee director to receive Common Stock or, with the consent of the Governance Committee, cash in an amount equal to the excess of the fair market value of a share of Common Stock on the date the right is exercised over the price at which the nonemployee director could exercise the related nonformula-based option to purchase that share. Stock appreciation rights are exercisable on the same terms as the nonformula-based options with which they are paired, and a non-employee director may choose to exercise either a nonformula-based option or the related stock appreciation right. The exercise of one terminates the other.
      On September 8, 2004, the Governance Committee granted to each non-employee director a nonformula-based option to purchase 1,200 shares of Common Stock under the same terms and conditions that apply to formula-based stock options.

Nonformula-Based Restricted Stock, Stock Awards and Unrestricted Stock
      Under the 1988 Plan, the Governance Committee has the discretion to award restricted stock to non-employee directors in accordance with a schedule specified by the Governance Committee. Except as otherwise provided by the Governance Committee, a non-employee director receiving an award of restricted stock will, prior to the vesting of such restricted stock, have all the rights of a holder of Common Stock, including the right to receive dividends or dividend equivalents paid on and the right to vote such stock.

However, prior to the vesting of an award of restricted stock, such restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Except as otherwise provided by the Governance Committee, the restricted period will not be less than three years. If, prior to the vesting of a non-employee director’s restricted stock, the director ceases to be a member of the Board of Directors during the restricted period for any reason other than death or retirement, the Governance Committee may at the time of cessation of service as a member of the Board of Directors vest all or any portion of such restricted stock. If and to the extent the Governance Committee does not vest the restricted stock, the unvested restricted stock will be forfeited. If a non-employee director holding restricted stock dies or retires during the restricted period, the restricted stock held by that non-employee director will vest.
      The Governance Committee may also grant stock awards in its discretion to non-employee directors of the Company under the 1988 Plan. A stock award consists of Common Stock which is distributed in three equal installments beginning with one-third on the grant date and one-third per year on each anniversary of the grant date, unless otherwise specified by the Governance Committee. If a director ceases to serve on the Board of Directors, he or she will not receive any otherwise scheduled delivery (except, in the discretion of the Governance Committee, by reason of death or retirement).
      The Governance Committee may grant awards of unrestricted Common Stock under the 1988 Plan to non-employee directors, delivered to the non-employee director on the award date, which is not subject to any restrictions; provided that awards of unrestricted Common Stock shall only be made in lieu of payment of a cash retainer.

Stock Equivalent Plan for Outside Directors
      On January 1, 1997, a Board-approved Stock Equivalent Plan for Outside Directors (the “Stock Equivalent Plan”) replaced a retirement income plan formerly maintained by the Company, as explained below. Pursuant to the Stock Equivalent Plan, on December 31 of each year, commencing December 31, 1997, each non-employee director of the Company is credited with a number of units equal to (i) the sum of (A) the annual retainer for non-employee directors then in effect and (B) 12 times the per meeting fee for non-employee directors then in effect, divided by (ii) the average of the high and low selling prices of the Common Stock on the NYSE on such date. Upon termination of service as a non-employee director, a participant in the Stock Equivalent Plan who served on the Board of Directors for at least five years becomes entitled to receive an amount in cash equal to the product of (i) the number of units credited to such director and (ii) the average of the closing prices of the Common Stock on the NYSE during the six-month period immediately preceding such director’s termination of service, payable, at the director’s election, in a lump sum, or in installments over that number of years equal to the number of full or partial years of such participant’s service on the Board of Directors. In the event of a change of control of the Company (defined substantially the same as under “Certain Compensation Arrangements — Change of Control and Other Arrangements” above), non-employee directors in the Stock Equivalent Plan become entitled to receive benefits regardless of any such director’s length of service. In the event of a director’s death, his or her surviving spouse will receive the same benefits that such director would have received had he or she survived. If a non-employee director’s service is terminated for “cause” (as defined in the plan), his or her benefit under the plan will be forfeited.
      The Company formerly maintained a retirement income plan for non-employee directors who served on the Board of Directors for at least five years. Upon retirement, the directors became entitled to receive annual payments equal to an amount composed of the annual retainer together with an amount based upon the annual meeting fees in effect at the time of retirement. The payments were made for the number of years equal to the number of full or partial years of service on the Board of Directors. In the event of the retired director’s death, his or her surviving spouse was entitled to receive the same benefits that the director would have received had he or she survived. Currently serving non-employee directors of the Company entitled to benefits accumulated under the retirement income plan elected either to have such benefits paid out upon retirement as provided under the former retirement income plan or to convert such benefits into share equivalent units under the Stock Equivalent Plan. The Company continues to make payments under the retirement income plan for the benefit of non-employee directors who retired prior to January 1, 1997 with at least five years of service on the Board of Directors.

Retirement Agreement
      As previously disclosed in the Company’s 2004 Proxy Statement, the Company entered into a Supplemental Executive Retirement Agreement, as amended and restated, with Mr. Longfield that provides for monthly retirement benefits and certain perquisites upon his retirement in August 2003.
Summary of Director Compensation
      The table below sets forth compensation received by each director during the last fiscal year.

				Chairman
		Board	Committee	Committee				Stock
	Cash	Meeting	Meeting	Meeting	Stock	Stock	Option	Equivalent
Name	Retainer(1)	Fees	Fees	Fees	Retainer	Award	Grant(2)	Plan(3)

Marc C. Breslawsky	$36,750	$11,100	$11,250	$6,650	$6,500	400	2400	975
T. Kevin Dunnigan	$36,750	$11,100	$3,150	$43,550	$6,500	400	2400	975
Herbert L. Henkel	$36,750	$11,100	$18,900	$10,300	$6,500	400	2400	975
William H. Longfield	$36,750	$11,100	$9,450	-0-	$6,500	400	2400	975
Theodore E. Martin	$36,750	$11,100	$19,050	-0-	$6,500	400	2400	975
Gail K. Naughton	$27,354	$4,950	$3,300	-0-	$6,500	400	2400	975
Anthony Welters	$36,750	$11,100	$12,750	$19,950	$6,500	400	2400	975
Tony L. White	$36,750	$11,100	$9,450	$16,950	$6,500	400	2400	975
Regina E. Herzlinger(4)	—	$1,500	$1,500	$3,000	—	—	—	—

(1)	The cash retainer is paid in quarterly installments in advance. For 2004, the amount of the cash retainer reflects the 2005 first quarter payment that includes a pro rata portion of the amount formerly denominated as the stock retainer. See “Compensation of Outside Directors — Fees and Deferred Compensation.”

(2)	Under the 1988 Directors Stock Award Plan discussed above, each director was awarded 1,200 formula-based stock options on July 14, 2004, with an exercise price of $54.96, and 1,200 nonformula-based stock options on September 8, 2004, with an exercise price of $57.01.

(3)	Under the Stock Equivalent Plan for Outside Directors, each director received 975 units, calculated based on a stock price (the average of the high and the low) of $63.88 on December 31, 2004. See “Compensation of Outside Directors — Stock Equivalent Plan for Outside Directors” above.

(4)	Retired February 11, 2004.

Option Grants in Last Fiscal Year
      The table below sets forth information concerning options granted to the Named Executive Officers during the last fiscal year.

					Grant Date
	Individual Grants				Value(1)

	Number of
	Securities	% of Total
	Underlying	Options
	Options	Granted to	Exercise or		Grant Date
	Granted	Employees in	Base Price	Expiration	Present
Name	(#)(2)	Fiscal Year	($/Share)	Date	Value($)

Timothy M. Ring	166,250	10.6%	54.97	7/14/2014	2,877,788
John H. Weiland	109,720	7.0%	54.97	7/14/2014	1,899,253
Todd C. Schermerhorn	66,800	4.3%	54.97	7/14/2014	1,156,308
Brian P. Kelly	35,000	2.2%	54.97	7/14/2014	605,850
Amy S. Paul	35,000	2.2%	54.97	7/14/2014	605,850

(1)	Based on a Black-Scholes value of $17.31 determined as of June 30, 2004. The valuation calculations are solely for the purposes of compliance with the rules and regulations promulgated under the Exchange Act, and are not intended to forecast possible future appreciation, if any, of the price of the Company’s Common Stock. Grant date values are based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Accordingly, there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The grant date values were determined based in part upon the following assumptions: (a) an expected volatility of 30.371% based on daily stock prices of the Company’s Common Stock for the one-year period prior to the grant date; (b) a risk-free rate of return of 3.9%; (c) the Company’s Common Stock five-year dividend yield of 0.80%; and (d) an expected option life of 4.93 years.

(2)	Grants consist of stock options with attached limited stock appreciation rights that are exercisable in the event of a change of control. See “Certain Compensation Arrangements — Change of Control and Other Arrangements” above for a description of the material features of the limited stock appreciation rights. All unvested options vest on the fifth anniversary of the grant date. Options can vest earlier in two circumstances: (i) 50% of the options will vest at the end of each rolling four-fiscal-quarter period (beginning with the third quarter of 2004) in which a specified cumulative EPS target is met for that period; or (ii) 100% of the option will vest at the end of any rolling eight- fiscal-quarter period (beginning with the third quarter of 2004) in which a higher specified cumulative EPS target is met for that period.
Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year-End Option Values
      The table below sets forth information concerning exercises of stock options by the Named Executive Officers during the last fiscal year and the fiscal year-end value of the Named Executive Officers’ unexercised options.

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-the-Money
	On		Options at FY-End (#)		Options at FY-End ($)(1)(2)
	Exercise	Value
Name	(#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Timothy M. Ring	-0-	-0-	502,348	666,250	18,198,630	17,698,773
John H. Weiland	218,318	6,814,265	230,000	489,720	7,476,035	13,406,755
Todd C. Schermerhorn	66,000	2,311,010	230,000	286,800	7,945,022	7,601,602
Brian P. Kelly	-0-	-0-	84,500	87,500	3,227,960	1,859,025
Amy S. Paul	-0-	-0-	147,748	87,500	5,847,973	1,859,025

(1)	These options were granted over a period of years.

(2)	Valued at $63.98 per share market price (closing price on December 31, 2004).

Long-Term Incentive Plans — Awards in Last Fiscal Year
      The table below sets forth information concerning long-term incentive awards made to the Named Executive Officers under the 2003 Long Term Incentive Plan during the last fiscal year.

		Performance or
		Other Period Until
	Number of	Maturation or
Name	Shares (#)	Payout*

Timothy M. Ring	15,600	*
John H. Weiland	10,300	*
Todd C. Schermerhorn	5,925	*
Brian P. Kelly	3,130	*
Amy S. Paul	3,130	*

*	All awards reflected in the table are awards of performance-based restricted stock. Such restricted shares can only become eligible for vesting if a specified EPS target is met in any rolling four-fiscal-quarter-period (beginning with the third quarter of 2004). Upon confirmation by the Compensation Committee that the EPS target has been met, the restricted shares will become eligible for vesting and be distributed four years from the date such target is met. See “Executive Compensation — Compensation Committee Report — Long-Term Equity-Based Incentives — Restricted Stock.”
Equity Compensation Plan Information
      The table below sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of December 31, 2004.

			Number of Securities
			Remaining Available for
	Number of Securities to be		Future Issuance Under Equity
	Issued Upon Exercise of	Weighted-Average Exercise	Compensation Plans
	Outstanding Options,	Price of Outstanding Options,	(Excluding Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,750,720	$31.00	5,152,482 (1)
Equity compensation plans not approved by security holders	202,102 (2)	$22.30	—

Total	9,952,822	$30.82	5,152,482

(1)	Includes 59,166 shares under the 1988 Directors Stock Award Plan, 4,877,499 shares under the 2003 Long Term Incentive Plan and 215,817 shares under the 1998 Employee Stock Purchase Plan.

(2)	Shares previously issued under the Management Stock Purchase Plan that remain subject to forfeiture. The Management Stock Purchase Plan provided for the purchase by participants of shares of Common Stock and was replaced in 2004 by the Management Stock Purchase Program, a program under the Company’s shareholder-approved 2003 Long Term Incentive Plan. Accordingly, no further shares will be issued under the Management Stock Purchase Plan. For a description of the material features of the Management Stock Purchase Plan, which mirror the material features of the Management Stock Purchase Program other than the purchase of Units rather than Common Stock, see Note 1 to the Summary Compensation Table.
Related Party Transactions
      The Company offers a relocation program (the “Relocation Program”) for employees who relocate at the Company’s request and, in appropriate circumstances, to new employees who relocate in connection with their employment by the Company. The Company believes this program offers a valuable incentive to attract and retain key employees. The Relocation Program provides a relocating employee who is eligible for benefits under the Relocation Program with financial assistance, both in selling his or her existing home and in purchasing a new residence.

      In 2004, Mr. Kelly received benefits under the Relocation Program in connection with his relocation to the headquarters of the Company in Murray Hill, New Jersey. In 2004, Mr. Kelly sold his home to the relocation company pursuant to the Relocation Program for $966,850 (net of taxes) based on the appraised value of the home. The relocation company has entered into a contract to sell the home for $835,000 in March 2005. Upon such sale, the Company has agreed to pay the relocation company the difference between the purchase price paid to Mr. Kelly by the relocation company and the amount of the final sale price, along with out-of-pocket expenses (e.g., taxes, maintenance, utilities, insurance, etc.) and associated fees.
Pension Table
      The table below sets forth the aggregate estimated annual retirement benefits payable under the Company’s Employees’ Retirement Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan for employees retiring at normal retirement age (65) in 2004.

Total Pensionable	Years of Service at Age 65 Retirement
Pay in Year Prior
to Retirement	15 or less	20	25	30	35	40	45

$700,000	$79,000	$138,000	$160,000	$169,000	$179,000	$180,000	$189,000
800,000	89,000	158,000	183,000	194,000	205,000	206,000	216,000
900,000	101,000	178,000	207,000	218,000	231,000	232,000	243,000
1,000,000	113,000	198,000	230,000	243,000	257,000	258,000	270,000
1,100,000	123,000	217,000	252,000	267,000	283,000	284,000	298,000
1,200,000	135,000	238,000	275,000	291,000	309,000	310,000	325,000
1,300,000	146,000	257,000	299,000	316,000	335,000	336,000	353,000
1,400,000	157,000	277,000	322,000	339,000	360,000	362,000	380,000
1,500,000	169,000	297,000	345,000	364,000	386,000	388,000	407,000
1,600,000	179,000	317,000	368,000	388,000	412,000	414,000	434,000
1,700,000	191,000	337,000	391,000	413,000	438,000	439,000	462,000
1,800,000	202,000	357,000	414,000	437,000	464,000	466,000	489,000
1,900,000	213,000	376,000	437,000	462,000	490,000	492,000	516,000
2,000,000	225,000	397,000	461,000	486,000	516,000	518,000	543,000
2,100,000	236,000	416,000	483,000	511,000	541,000	544,000	570,000
2,200,000	247,000	437,000	506,000	535,000	567,000	570,000	598,000
2,300,000	258,000	456,000	530,000	559,000	593,000	596,000	625,000
2,400,000	270,000	476,000	553,000	583,000	619,000	621,000	652,000
2,500,000	281,000	496,000	575,000	608,000	644,000	648,000	679,000
2,600,000	292,000	516,000	598,000	632,000	671,000	673,000	706,000
2,700,000	304,000	535,000	622,000	657,000	697,000	700,000	734,000
2,800,000	314,000	556,000	645,000	681,000	723,000	726,000	761,000
2,900,000	326,000	575,000	668,000	706,000	748,000	751,000	788,000
3,000,000	338,000	596,000	691,000	730,000	774,000	778,000	816,000
3,100,000	348,000	615,000	714,000	754,000	800,000	803,000	843,000
3,200,000	360,000	635,000	737,000	778,000	825,000	830,000	870,000
3,300,000	371,000	655,000	760,000	803,000	851,000	855,000	898,000
3,400,000	382,000	675,000	784,000	827,000	878,000	881,000	925,000
3,500,000	394,000	695,000	806,000	852,000	904,000	907,000	952,000
      Under the Company’s Employees’ Retirement Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan, benefits are determined on the basis of an employee’s career average pensionable earnings, which include regular salary, commissions, bonuses, overtime pay and shift differentials. Annual bonus amounts reflected in the Summary Compensation Table relate to the year in which such bonuses were accrued and are not included in the calculation of annual compensation for purposes of the Company’s Employees’ Retirement Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan until the succeeding year. The Excess Benefit Plan would provide benefits that are in excess of the IRS-qualified plan maximum benefit limits. The Supplemental Executive Retirement Plan provides benefits reflecting pay over the IRS-qualified plan pay limits.

      The estimated years of service under the plans set forth above for Messrs. Ring, Weiland, Schermerhorn and Kelly and Ms. Paul are 12, 8, 19, 21 and 22, respectively. The estimated annual retirement benefits are payable over a participant’s lifetime and are based on the pensionable pay and years of service for each listed individual. The benefits listed in the table are not subject to deductions for Social Security or any other offset amounts.
Comparison of Five Year Cumulative Total Returns
      The graph below compares the cumulative total shareholder return on the Company’s Common Stock for the last five years with the cumulative total return on the S&P 500 Index and the S&P 500 Health Care Equipment Index over the same period. The graph assumes the investment of $100 in each of the Company’s Common Stock, the S&P 500 Index and the S&P 500 Health Care Equipment Index on December 31, 1999, and that all dividends were reinvested.

	1999	2000	2001	2002	2003	2004

C. R. Bard, Inc.	$100	$89.47	$126.02	$115.15	$163.52	$259.82

S&P 500 Index	$100	$90.90	$80.09	$62.39	$80.29	$89.03

S&P 500 Health Care Equipment Index	$100	$146.80	$139.35	$121.72	$160.73	$181.02

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF
KPMG LLP AS INDEPENDENT AUDITORS
      The Audit Committee of the Board of Directors has selected KPMG LLP to audit the accounts of the Company for the fiscal year ending December 31, 2005. Because KPMG LLP’s report will be addressed to the shareholders as well as the Board of Directors, the holders of Common Stock are asked to ratify this selection. The Company has been advised that representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.
THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND
A VOTE “FOR” PROPOSAL NO. 2.
PROPOSAL NO. 3 — SHAREHOLDER PROPOSAL RELATING TO
WORKPLACE CODE OF CONDUCT BASED ON ILO CONVENTIONS
      The Office of the Comptroller of New York City, the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System (collectively, the “Funds”), have advised the Company that they will submit the resolution set forth below for action at the Annual Meeting. The name and address of the Funds and the number of shares of the Company’s Common Stock held by the Funds will be furnished by the Company to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request. The Board of Directors has concluded that it cannot support this proposal for the reasons stated in the Board of Directors’ statement below.
      WHEREAS, Bard (CR), Inc. currently has extensive overseas operations, and
      WHEREAS, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and
      WHEREAS, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and
      WHEREAS, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and
      WHEREAS, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1.	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9).

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.	There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and,

      WHEREAS, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,
      THEREFORE, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.
Recommendation of the Board of Directors on Proposal No. 3
      Your Board of Directors unanimously recommends a vote AGAINST Proposal No. 3 for the following reasons:

Existing Commitment
      As a global company we are committed to fair and ethical treatment of all of our employees and respect for human rights in the workplace worldwide. We are sensitive to the concerns addressed in Proposal No. 3 and recognize the importance, from both an ethical and business point of view, of operating our business in accordance with all applicable U.S. and international laws and with Company policies dealing with the rights of employees. We believe that we already have comprehensive policies and procedures in place to protect our commitment to our employees, and that adoption of this proposal is unnecessary.

Comprehensive Policies in Place
      Under our Business Ethics Policy we set forth our Standards of Conduct and Business Ethics relating to employment practices and employee health and safety. All of our employees, officers and directors worldwide must comply with this Policy.
      First and foremost, under our Business Ethics Policy we require that our employees, officers and directors follow the highest ethical standards in every area of our business and in all of our daily activities, including complying with all laws and regulations that apply to the conduct of our business worldwide. We are committed to providing a respectful, professional and dignified workplace for all of our employees, and to ensuring equal opportunity and compliance with all applicable fair employment practices and nondiscrimination laws. As part of this commitment and as stated in our Policy, we are dedicated to ensuring that we do not take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, material misrepresentation or other unfair dealing practice.
      Furthermore, we comply with applicable equal employment opportunity laws in all business dealings and all employment practices, including hiring, compensation, training, advancement, discipline and termination. We value diversity in our workforce and do not discriminate on the basis of race, color, religion, sex, national origin, age, disability or status as a Vietnam-era veteran, special disabled veteran or any other status protected by applicable law. Unlawful harassment or intimidation, whether sexual or racial or otherwise, is not tolerated in our Company. We protect this commitment by prohibiting retaliation for raising good faith claims of discrimination or unlawful harassment.
      We believe that the adoption of the Funds’ proposal is unnecessary because our existing policies are already comprehensive and address the issues of nondiscrimination, equal employment and harassment, and specifically provide protection against retaliation. We have a long history of, and remain strongly committed to, business ethics, compliance with all applicable laws relating to human and workers’ rights and maintaining high standards with respect to workplace human rights. In addition, our contributions and sponsorship of community service projects in the areas surrounding our facilities demonstrate the Company’s good community relationships. We further believe that our comprehensive policies and practices fully comport with the goals expressed in the Funds’ proposal and that we can continue to ensure workplace human rights by continuing to apply and enforce our existing Business Ethics Policy rather than adopting the conventions of the International Labor Organization on workplace human rights.

Monitoring Programs in Place
      Our Board of Directors has a Regulatory Compliance Committee that oversees our compliance with laws, regulations and standards of conduct administered by, and commitments by us to, regulatory agencies worldwide that have jurisdiction with respect to our activities or products. This Committee also may, as it deems appropriate, recommend or approve revisions to the policies, procedures and administration of our compliance programs, which allows us to deal quickly and efficiently with changing standards and laws.
      We have monitoring practices in place that we believe are effective in ensuring our compliance with all applicable U.S. and international laws, as well as our standards of conduct. The Company also maintains a 24-hour hotline which is available to employees to raise issues or concerns. Therefore, the adoption and implementation of a new code or independent monitoring of compliance as set out in the Funds’ proposal would be burdensome and unnecessary and would not be in the best interests of our shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“AGAINST” PROPOSAL NO. 3.
Miscellaneous
      The Company does not know of any business other than that described above to be presented for action to the shareholders at the Annual Meeting, but it is intended that the proxies will be exercised upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.
      The cost of this solicitation will be borne by the Company. It is contemplated that proxies will be solicited through the use of the mails, but officers and regular employees of the Company may solicit proxies personally or by telephone or special letter. The Company has retained the firm of Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies and expects to pay such firm a fee of approximately $8,000 plus out-of-pocket expenses. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to shareholders.
      The Annual Report to Shareholders and Form 10-K of the Company for 2004, including certified financial statements, have been furnished to all persons who were shareholders of the Company on the record date for the Annual Meeting.
Proposals of Shareholders
      The Company’s By-laws set forth procedures to be followed by shareholders who wish to bring business before an annual meeting of shareholders or nominate candidates for election to the Board of Directors at an annual meeting of shareholders. Such procedures require that the shareholder give timely written notice to the Secretary of the Company. To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days (no later than January 20, 2006 for the 2006 Annual Meeting of Shareholders) nor more than 120 days (no earlier than December 21, 2005 for the 2006 Annual Meeting of Shareholders) prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting of shareholders is more than 30 days before or more than 60 days after such anniversary date, to be timely, notice must be received not later than the close of business on the 10th day following the day on which public announcement of the date of the annual meeting of shareholders is first made.
      A proposal of a shareholder intended to be presented at the next annual meeting of shareholders and to be included in the Company’s proxy statement must be received at the Company’s principal executive offices at 730 Central Avenue, Murray Hill, New Jersey 07974 on or before November 18, 2005, pursuant to the requirements of Rule 14a-8 under the Exchange Act.

Householding
      Securities and Exchange Commission rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Secretary, by calling the Secretary at 908-277-8000 or by accessing the Company’s website at www.crbard.com.
      Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

Directions to Dolce Hamilton Park
From Newark Liberty Int’l Airport
Take I-78 West to Exit 48(Rt. 24 West). Take Rt. 24 West to Exit 2A(Morristown). Make a left at the first traffic light onto Park Ave. At the fourth traffic light make a right into Dolce Hamilton Park.
From I-287 (North or South)
Take Exit 37(Rt. 24 East). Take Rt. 24 East to Exit 2A(Morristown). Make a left at the first traffic light onto Park Ave. At the fourth traffic light make a right into Dolce Hamilton Park.
From I-80 (East or West)
Take Exit 43 (I-287 South). Take I-287 South to Exit 37(Rt. 24 East). Take Rt. 24 East to Exit 2A(Morristown). Make a left at the first traffic light onto Park Ave. At the fourth traffic light make a right into Dolce Hamilton Park.
From NJ Turnpike
Take Exit 14 (I-78 West). Take I-78 West to Exit 48(Rt. 24 West). Take Rt. 24 West to Exit 2A(Morristown). Make a left at the first traffic light onto Park Ave. At the fourth traffic light make a right into Dolce Hamilton Park.
Heading South on the Garden State Parkway
Take Exit 142 (I-78 West). Take I-78 West to Exit 48(Rt. 24 West). Take Rt. 24 West to Exit 2A(Morristown). Make left at the first traffic light onto Park Ave. At the fourth traffic light make a right into Dolce Hamilton Park.
Heading North on the Garden State Parkway
Take Exit 142 (I-78 East)(Note: stay in extreme right lanes as you approach the Union Toll Plaza. Exit 142 is immediately after toll plaza). Take I-78 East to Exit 54(Hillside/ I-78 West). Cross over I-78 and enter onto I-78 West. Take I-78 West to Exit 48(Rt. 24 West). Take Rt. 24 West to Exit 2A (Morristown). Make a left at the first traffic light onto Park Ave. At the fourth traffic light make a right into Dolce Hamilton Park.
From Tappan Zee Bridge (Connecticut/ Westchester CO.)
Take I-87 (New York Thruway) to Exit 15(I-287/ New Jersey). Take I-287 South to Exit 37(Rt. 24 East). Take Rt. 24 East to Exit 2A(Morristown). Make a left at the first traffic light onto Park Ave. At fourth traffic light make a right into Dolce Hamilton Park.
From George Washington Bridge
Take I-80 West to Exit 43(I-287 South). Take I-287 South to Exit 37(Rt. 24 East). Take Rt. 24 East to Exit 2A(Morristown). Make a left at the first traffic light onto Park Ave. At the fourth traffic light make a right into Dolce Hamilton Park.
From Lincoln Tunnel
Take NJ Turnpike South to Exit 14(I-78 West). Take I-78 West to Exit 48(Rt. 24 West). Take Rt. 24 West to Exit 2A(Morristown). Make a left at the first traffic light onto Park Ave. At the fourth traffic light make a right into Dolce Hamilton Park.
From Holland Tunnel
Take I-78 West to Exit 48(Rt. 24 West). Take Rt. 24 West to Exit 2A(Morristown). Make a left at the first traffic light onto Park Ave. At the fourth traffic light make a right into Dolce Hamilton Park.
source: Dolce Hamilton Park

C. R. BARD, INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Dear Shareholder:

C. R. Bard, Inc. encourages you to take advantage of convenient ways to vote your shares. You can vote your shares over the Internet or by telephone, 24 hours a day, seven days a week. This eliminates the need to return the proxy card. If you vote over the Internet or by telephone, please do not mail your card. Please note that all votes over the Internet or by telephone must be received by 6:00 p.m. New York time on April 19, 2005.
To vote your shares over the Internet or by telephone, you must use the authentication number located in the gray shaded box.

Your vote is important. Please vote immediately.

Vote-by-lnternet

1.	Log on to the Internet and go to http://www.eproxyvote.com/bcr

OR

Vote-by-Telephone

1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683) From outside Canada and Puerto Rico call 201-536-8073

Your Internet or telephone vote authorizes the named proxies, set forth on the reverse side of the proxy card, to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. If you vote your shares electronically or telephonically, there is no need for you to mail back your proxy card.

▼ DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL ▼

☒	Please mark votes as indicated in this example.	1436

This proxy when properly executed will be voted in the manner directed hereon by the undersigned shareholder.

If no direction is made, this proxy will be voted FOR the election of directors, FOR proposal 2, and AGAINST proposal 3.

The Board of Directors recommends a vote “FOR” proposals 1 and 2.

1.	Election of Directors.
	(Mark ONE box only)			2.	Ratification of the
	NOMINEES:	FOR	WITHHELD		appointment of KPMG LLP
	01. T. Kevin Dunnigan	ALL	FROM ALL		as independent auditors for	FOR	AGAINST	ABSTAIN
	02. Gail K. Naughton	NOMINEES	NOMINEES		2005.
	03. John H. Weiland	☐	☐			☐	☐	☐

☐

For all nominees, except vote withheld from the nominees written above

The Board of Directors recommends a vote
“AGAINST” proposal 3.

		FOR	AGAINST	ABSTAIN
3.	Shareholder proposal relating to workplace code of conduct based on International Labor Organization conventions.	☐	☐	☐

Please mark this box if you plan to
attend the meeting.	☐

Signature:	Date:	Signature:	Date:

This portion of your proxy will serve as
an ADMISSION TICKET to the
Annual Meeting of Shareholders
of C. R. Bard, Inc.
should you be able to attend.

April 20, 2005 at 10:00 a.m.
Dolce Hamilton Park
175 Park Avenue
Florham Park, New Jersey

Attendee(s) Signature(s):

Please print name(s)

DETACH HERE

PROXY

C. R. BARD, INC.

Proxy Solicited On Behalf Of The Board Of Directors

The undersigned hereby constitutes and appoints Todd C. Schermerhorn and Judith A. Reinsdorf, and each of them, as attorneys and proxies, with power of substitution, to represent the undersigned and to vote all of the shares of stock of C. R. BARD, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of C. R. BARD, INC. to be held at Dolce Hamilton Park, 175 Park Avenue, Florham Park, New Jersey on Wednesday, April 20, 2005 at 10:00 a.m. and at any adjournments thereof (a) as specified on the items listed on the reverse hereof, and (b) in accordance with their discretion on any other business which may properly come before said meeting.

TO VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE SEE THE REVERSE SIDE OF THIS CARD. TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE POSTAGE-PAID ENVELOPE.